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                                                                    EXHIBIT 23.4

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors of
Loewen Group International, Inc. and
The Loewen Group Inc.

We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statements on Form S-4 (Nos. 333-03135 and 333-03135-01) of the Loewen Group International, Inc. and The Loewen Group Inc. of our report dated June 16, 1995 with respect to the financial statements of MHI Group, Inc. as of April 30, 1995, and for each of the two years in the period ended April 30, 1995, which appears as Exhibit No. 99.1 to The Loewen Group Inc. Form 8-K dated May 1, 1996.

/s/ PRICE WATERHOUSE, LLP

Tampa, Florida
August 23, 1996